SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     GARTMORE  VARIABLE  INSURANCE  TRUST  III

Address  of  Principal  Business  Office  (No. & Street, City, State, Zip Code):
          1200  RIVER  ROAD,  CONSHOHOCKEN,  PA  19103

Telephone  Number  (including  area  code):
         (484)  530-1300

Name  and  Address  of  Agent  for  Service  of  Process:
         JILL  WHITELAW,  1200  RIVER  ROAD,  CONSHOHOCKEN,  PA  19428

Check  Appropriate  Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES     [X]     NO     [_]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus, and the State of Ohio on the 25th day of June, 2003.


          GARTMORE  VARIABLE  INSURANCE  TRUST  III


          By:  /s/  ELIZABETH  A.  DAVIN
                   (signature)
          Name:     Elizabeth  A.  Davin,  Initial  Trustee
                   (print  name)


Attest:        /s/ Christopher  Frank
                  (signature)